CERTIFICATE OF TERMINATION OF
            HIGH YIELD PORTFOLIO AND STRATEGIC SMALL CAP PORTFOLIO OF
                               CREDIT SUISSE TRUST

The undersigned J. Kevin Gao, does hereby certify that:

(1) He is the duly elected and acting Secretary of Credit Suisse Trust, a trust with transferable shares under Massachusetts law (the "Trust"), established and existing under that certain Agreement and Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts on March 15, 1995, as amended to date (the "Declaration of Trust").

(2) In accordance with Section 6.1(b) of the Declaration of Trust, the Board of Trustees voted on February 15, 2005, to terminate the High Yield Portfolio and the Strategic Small Cap Portfolio (together, the "Portfolios") of the Trust.

(3)  There are no outstanding shares of the Portfolios.

(4)  The Portfolios have no net assets.

(5) In accordance with Section 6.1(b) of the Declaration of Trust, the termination of the Portfolios shall be effective upon the filing of this Certificate of Termination with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of March, 2005.

                                                     /s/J. Kevin Gao
                                                     ---------------
                                                     J. Kevin Gao, Secretary

                                 ACKNOWLEDGEMENT

   STATE OF NEW YORK      )
                          )  ss                                    March 1, 2005
   COUNTY OF NEW YORK     )


     Then personally appeared before me the above named J. Kevin Gao, Secretary, and acknowledged the foregoing instrument to be his free act and deed.

                                                     /s/Karen Regan
                                                     --------------
                                                     Notary Public
                                                     My Commission Expires 12/05


   [NOTARIAL SEAL]